Exhibit	1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, W.R. Berkley Capital Trust Securities-Backed Series 2002-1
*CUSIP:	21988G536	Class	A-1
	21988GBL9	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending December 15, 2006.

INTEREST ACCOUNT

Balance as of June 15, 2006.....	$0.00
Scheduled Income received on securities.....	$901,670.00
Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$893,750.00
	Distribution to Class A-2 Holders.....	-$7,920.00
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of December 15, 2006.....		$0.00

PRINCIPAL ACCOUNT

Balance as of June 15, 2006.....	$0.00
Scheduled Principal received on securities.....	$0.00
Unscheduled Principal received upon redemption in full of securities.....	$22,000,000.00

LESS:
	Distribution of principal to Class A-1 Holders on December 15, 2006.....	-$22,000,000.00
	Distribution of principal to Class A-2 Holders on December 15, 2006.....	-$0.00
Balance as of December 15, 2006.....		$0.00

UNDERLYING SECURITIES HELD AS OF	December 15, 2006

Principal Amount	Title of Security
$0	W.R. Berkley Capital Trust 8.197% Capital Securities due December 15, 2045
	*CUSIP:	084498AB0

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.